Filed pursuant to Rule 433

Registration Nos. 333-289925 and

333-289925-01

September 2, 2025

BHP Group Limited

Pricing Details on BHP Billiton Finance (USA) Limited 5.000% Senior Notes due 2036

Issuer:	BHP Billiton Finance (USA) Limited

Guarantor:	BHP Group Limited

Security:	5.000% Senior Notes due 2036 (the “2036 Notes”)

Principal Amount:	US$500,000,000

Guarantor Credit Ratings*:	A1 (stable) by Moody’s Investors Service, Inc.

A- (stable) by Standard & Poor’s Ratings Services

A (stable) by Fitch Ratings Inc.

Expected Note Ratings*:	A1 by Moody’s Investors Service, Inc. A by Fitch Ratings Inc.

Denominations:	US$2,000 and integral multiples of US$1,000

Settlement Date (T+3)**:	September 5, 2025

Guarantee:	Payment of the principal of and interest on the 2036 Notes is fully and unconditionally guaranteed by the Guarantor

Maturity Date:	February 15, 2036

Day Count:	30/360

Day Count Convention:	Following, unadjusted

Interest Rate:	5.000% per annum

Date interest starts accruing:	September 5, 2025

Interest Payment Dates:	February 15 and August 15 of each year, subject to the Day Count Convention, commencing on the First Interest Payment Date

First Interest Payment Date:	February 15, 2026 (short first coupon)

Benchmark Treasury:	4.250% due August 15, 2035

Benchmark Treasury Price:	99-25+

Benchmark Treasury Yield:	4.275%

Spread to Benchmark Treasury:	77bps

Re-offer Yield:	5.045%

Ranking:	The 2036 Notes are unsecured obligations of the Issuer and will rank equally with all of the Issuer’s other unsecured and unsubordinated indebtedness

Filed pursuant to Rule 433

Registration Nos. 333-289925 and

333-289925-01

September 2, 2025

Governing Law:	New York

Optional Redemption:	Make-Whole Call: at the Treasury Rate plus 15bps at any time before November 15, 2035

Par Call at any time on or after November 15, 2035

Issue Price:	99.641%

Gross Proceeds:	US$498,205,000

Underwriters’ Fee:	0.450%

All-in Price:	99.191%

Proceeds to Issuer:	US$495,955,000

Joint Bookrunners:	BNP Paribas Securities Corp. BofA Securities, Inc. CIBC World Markets Corp. J.P. Morgan Securities LLC MUFG Securities Americas Inc.

Co-managers:	Australia and New Zealand Banking Group Limited Bank of China Limited, London Branch ICBC Standard Bank Plc Scotia Capital (USA) Inc. Westpac Banking Corporation

CUSIP:	055451BN7

ISIN:	US055451BN75

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.
**

BHP Billiton Finance (USA) Limited expects that delivery of the 2036 Notes will be made to investors on or about September 5, 2025, which will be the third business day following the date of pricing of the 2036 Notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2036 Notes prior to the first business day before the delivery of the 2036 Notes will be required, by virtue of the fact that the 2036 Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the 2036 Notes who wish to trade the 2036 Notes prior to the first business day prior to the date of delivery of the 2036 Notes should consult their advisors.

No PRIIPs or UK PRIIPs KID – No PRIIPs or UK PRIIPs key information document (KID) has been prepared as the 2036 Notes are not available to retail in the European Economic Area or the United Kingdom.

Filed pursuant to Rule 433

Registration Nos. 333-289925 and

333-289925-01

September 2, 2025

The communication of this term sheet and any other document or materials relating to the issue of the 2036 Notes is not being made, and this term sheet and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended. Accordingly, this term sheet and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This term sheet and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This term sheet and any other document or materials relating to the issue of the 2036 Notes are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this term sheet and any other document or materials relating to the issue of the 2036 Notes relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this term sheet or any other documents and/or materials relating to the issue of the 2036 Notes or any of their contents.

The Issuer and the Guarantor have filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. The offer is being made only by means of a prospectus and related prospectus supplement. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by contacting BNP Paribas Securities Corp. by telephone at 1-800-854-5674, BofA Securities, Inc. by telephone at 1-800-294-1322, CIBC World Markets Corp. by telephone at 1-800-282-0822, J.P. Morgan Securities LLC by telephone at 1-212-834-4533 and MUFG Securities Americas Inc. by telephone at 1-877-649-6848.

Filed pursuant to Rule 433

Registration Nos. 333-289925 and

333-289925-01

September 2, 2025

BHP Group Limited

Pricing Details on BHP Billiton Finance (USA) Limited 5.750% Senior Notes due 2055

Issuer:	BHP Billiton Finance (USA) Limited

Guarantor:	BHP Group Limited

Security:	5.750% Senior Notes due 2055 (the “2055 Notes”)

Principal Amount:	US$1,000,000,000

Guarantor Credit Ratings*:	A1 (stable) by Moody’s Investors Service, Inc.

A- (stable) by Standard & Poor’s Ratings Services

A (stable) by Fitch Ratings Inc.

Expected Note Ratings*:	A1 by Moody’s Investors Service, Inc. A by Fitch Ratings Inc.

Denominations:	US$2,000 and integral multiples of US$1,000

Settlement Date (T+3)**:	September 5, 2025

Guarantee:	Payment of the principal of and interest on the 2055 Notes is fully and unconditionally guaranteed by the Guarantor

Maturity Date:	September 5, 2055

Day Count:	30/360

Day Count Convention:	Following, unadjusted

Interest Rate:	5.750% per annum

Date interest starts accruing:	September 5, 2025

Interest Payment Dates:	March 5 and September 5 of each year, subject to the Day Count Convention, commencing on the First Interest Payment Date

First Interest Payment Date:	March 5, 2026

Benchmark Treasury:	4.750% due May 15, 2055

Benchmark Treasury Price:	96-19+

Benchmark Treasury Yield:	4.969%

Spread to Benchmark Treasury:	83bps

Re-offer Yield:	5.799%

Ranking:	The 2055 Notes are unsecured obligations of the Issuer and will rank equally with all of the Issuer’s other unsecured and unsubordinated indebtedness

Filed pursuant to Rule 433

Registration Nos. 333-289925 and

333-289925-01

September 2, 2025

Governing Law:	New York

Optional Redemption:	Make-Whole Call: at the Treasury Rate plus 15bps at any time before March 5, 2055

Par Call at any time on or after March 5, 2055

Issue Price:	99.307%

Gross Proceeds:	US$993,070,000

Underwriters’ Fee:	0.875%

All-in Price:	98.432%

Proceeds to Issuer:	US$984,320,000

Joint Bookrunners:	BNP Paribas Securities Corp. BofA Securities, Inc. CIBC World Markets Corp. J.P. Morgan Securities LLC MUFG Securities Americas Inc.

Co-managers:	Australia and New Zealand Banking Group Limited Bank of China Limited, London Branch ICBC Standard Bank Plc Scotia Capital (USA) Inc. Westpac Banking Corporation

CUSIP:	055451BM9

ISIN:	US055451BM92

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.
**

BHP Billiton Finance (USA) Limited expects that delivery of the 2055 Notes will be made to investors on or about September 5, 2025, which will be the third business day following the date of pricing of the 2055 Notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2055 Notes prior to the first business day before the delivery of the 2055 Notes will be required, by virtue of the fact that the 2055 Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the 2055 Notes who wish to trade the 2055 Notes prior to the first business day prior to the date of delivery of the 2055 Notes should consult their advisors.

No PRIIPs or UK PRIIPs KID – No PRIIPs or UK PRIIPs key information document (KID) has been prepared as the 2055 Notes are not available to retail in the European Economic Area or the United Kingdom.

Filed pursuant to Rule 433

Registration Nos. 333-289925 and

333-289925-01

September 2, 2025

The communication of this term sheet and any other document or materials relating to the issue of the 2055 Notes is not being made, and this term sheet and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended. Accordingly, this term sheet and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This term sheet and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This term sheet and any other document or materials relating to the issue of the 2055 Notes are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this term sheet and any other document or materials relating to the issue of the 2055 Notes relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this term sheet or any other documents and/or materials relating to the issue of the 2055 Notes or any of their contents.

The Issuer and the Guarantor have filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. The offer is being made only by means of a prospectus and related prospectus supplement. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by contacting BNP Paribas Securities Corp. by telephone at 1-800-854-5674, BofA Securities, Inc. by telephone at 1-800-294-1322, CIBC World Markets Corp. by telephone at 1-800-282-0822, J.P. Morgan Securities LLC by telephone at 1-212-834-4533 and MUFG Securities Americas Inc. by telephone at 1-877-649-6848.